UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 28, 2006
Date of Report (Date of earliest event reported)

AMG OIL LTD.
(Exact name of registrant as specified in its charter)

NEVADA	000-30087	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1407 – 1050 Burrard Street
Vancouver, BC Canada	V6Z 2S3
(Address of principal executive offices)	(Zip Code)

(604) 682-6496
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On February 28, 2006, AMG Oil Ltd. completed an unregistered private placement offering of 6,000,000 units (each a “Unit”) at a price of $0.25 per Unit for gross proceeds of $1.5 million. Each Unit consists of one share of common stock (a “Unit Share”) and one share purchase warrant (a “Warrant”). Each Warrant entitles the holder thereof to acquire one additional share of common stock (a “Warrant Share”) at a price of U.S.$0.50 (subject to reduction in certain cases) until February 28, 2008 (the “Expiry Date”), subject to acceleration of the Expiry Date if the closing price of the company’s common stock equals or exceeds U.S.$1.00 or more for 20 consecutive trading days and certain other conditions are met.

The Unit Shares and any Warrant Shares issued upon exercise of the Warrants will be subject to a four month hold period in Canada which expires on June 28, 2006. The net proceeds of the financing will be used for working capital, and to enhance the company’s ability to acquire a suitable interest in a resource based asset.

The offering of these securities was effected in offshore transactions in reliance upon the safe harbor from registration provided for in Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As a term of the offering, the Company has undertaken to register the Unit Shares and the Warrant Shares under the Securities Act.

Immediately upon closing of the offering, the company had 22,600,000 shares issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMG OIL LTD.

DATE: March 2, 2006	By:	/s/ Garth Johnson
Garth Johnson, Chief Financial Officer